Filed Pursuant To Rule 433

Registration No. 333-209926

June 20, 2016

SPDR® ETF Trading Report

May 2016

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 5/13/2016
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	87,351,987	18,177,400,576	94,816,860	9,264	9,101	1,912,460	1,864,158	267	0.50	241,587,026
MDY	SPDR S&P MidCap 400® ETF	0.04	0.02	0.04	1,599,674	430,713,120	1,686,576	1,686	1,362	449,403	356,980	151	0.70	3,329,265
SLY	SPDR S&P 600 Small Cap ETF	0.25	0.24	0.27	20,257	2,136,423	14,956	2,466	2,613	249,904	262,946	121	0.80	5,074
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.01	2,850,556	507,616,541	3,378,487	3,169	3,339	560,152	586,662	176	0.60	5,244,461
THRK	SPDR Russell 3000 ETF	0.53	0.35	0.63	5,718	958,474	15,779	2,339	1,773	357,727	273,893	121	0.60	13,129
TWOK	SPDR Russell 2000® ETF	0.16	0.25	0.17	3,489	252,927	4,076	4,465	4,251	295,628	276,443	56	0.80	8,757
ONEK	SPDR Russell 1000 ETF	0.20	0.20	0.20	5,055	548,540	3,348	3,375	3,240	326,835	311,753	115	0.50	10,993
RSCO	SPDR Russell Small Cap Completeness ETF	0.45	0.59	0.45	1,202	113,476	2,438	2,328	3,157	177,463	237,943	79	0.80	1,970
SPYX	SPDR S&P 500 Fossil Fuel Free ETF	0.09	0.19	0.09	9,789	522,534	7,297	7,350	5,353	361,841	262,190	156	0.60	15,832
SHE	SPDR SSGA Gender Diversity Index ETF	0.05	0.08	0.05	743	60,832	74,330	6,134	3,592	381,228	214,406	89	0.60	4,893
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.19	0.19	0.20	34,103	3,614,001	43,207	3,236	2,896	322,920	289,166	162	0.60	2,014
SPYV	SPDR S&P 500 Value ETF	0.13	0.13	0.13	8,671	899,671	9,924	1,978	1,939	195,723	190,061	133	0.50	4,918
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.29	0.24	0.31	18,517	2,310,758	14,898	3,418	3,393	413,749	404,513	158	0.60	18,571
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.22	0.27	0.22	13,189	1,115,880	15,047	6,218	5,803	502,539	462,847	101	0.70	16,093
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.46	0.27	0.47	19,798	3,559,435	22,503	2,616	2,587	451,679	442,403	101	0.80	21,839
SLYV	SPDR S&P 600 Small Cap Value ETF	0.22	0.23	0.25	38,922	3,931,044	39,610	2,583	2,416	252,333	233,627	132	0.80	113,047
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	5,600,950	452,428,723	5,993,076	7,465	6,592	587,272	515,560	153	0.70	20,666,194
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	10,811,514	573,639,887	11,728,911	48,361	48,858	2,557,813	2,570,908	347	0.60	51,385,546
XLE	Energy Select Sector SPDR Fund	0.01	0.02	0.01	13,932,861	925,498,793	18,243,997	8,195	8,199	540,788	520,637	160	0.80	30,924,286
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	36,194,360	864,746,014	43,985,308	895,523	858,487	20,829,865	19,521,994	1,192	0.80	99,492,380
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	10,048,573	711,863,844	11,330,077	14,010	11,548	978,739	797,274	188	0.70	38,031,157
XLI	Industrial Select Sector SPDR Fund	0.01	0.02	0.01	11,317,661	644,514,268	11,302,737	32,594	30,666	1,811,575	1,695,830	316	0.60	31,607,017

Source: ArcaVision. Data is as of May 31, 2016. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 5/13/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	6,261,907	293,250,596	6,018,116	19,983	19,914	928,210	903,299	230	0.90	20,921,727
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	9,721,157	430,057,048	10,012,388	104,397	94,831	4,452,532	4,091,958	433	0.60	21,477,160
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	15,596,663	767,784,171	16,530,556	23,589	24,582	1,149,256	1,187,802	270	0.70	48,536,872
XLFS	Financial Services Select Sector SPDR Fund	0.15	0.51	0.11	5,928	195,258	5,897	7,705	6,307	229,609	183,471	368	0.90	10,625
XLRE	Real Estate Select Sector SPDR Fund	0.15	0.48	0.14	3,942	145,550	5,836	6,363	6,633	204,189	210,664	182	0.80	23,503
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,563,763	82,346,940	2,655,472	12,268	12,388	391,963	386,506	206	1.20	5,335,293
KCE	SPDR S&P Capital Markets ETF	0.07	0.17	0.04	4,533	191,293	40,671	2,438	3,079	95,594	117,864	71	1.10	20,126
KIE	SPDR S&P Insurance ETF	0.04	0.06	0.04	276,912	19,879,761	148,926	3,019	2,949	215,647	207,492	239	0.70	1,061,473
KRE	SPDR S&P Regional Banking ETF	0.01	0.03	0.01	5,237,310	210,487,975	5,434,997	6,414	7,215	256,111	280,231	151	1.20	23,217,516
XBI	SPDR S&P Biotech ETF	0.03	0.06	0.03	6,205,763	332,529,266	7,151,876	2,132	1,645	113,465	87,629	150	2.00	28,987,548
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	2,795,284	94,170,339	2,876,170	17,673	14,996	591,162	501,016	210	0.80	11,674,473
XME	SPDR S&P Metals & Mining ETF	0.01	0.05	0.01	10,656,295	234,748,787	9,236,972	9,841	10,893	214,927	231,803	189	2.30	33,727,806
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.09	0.02	860,984	15,470,229	804,008	21,709	14,274	387,723	251,508	270	2.10	1,228,417
XITK	SPDR FactSet Innovative Technology ETF	0.07	0.14	0.07	981	60,789	1,067	547	509	28,843	26,789	170	1.00	8,539
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	17,351,675	597,300,245	21,498,086	9,636	9,992	329,937	316,247	206	1.50	49,815,944
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.10	0.04	254,760	10,753,985	237,285	10,212	6,957	424,104	288,298	189	1.40	3,312,223
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	6,692,287	282,581,991	5,239,092	8,704	8,304	365,220	362,968	168	1.10	27,505,456
XSD	SPDR S&P Semiconductor ETF	0.04	0.09	0.04	79,306	3,411,898	78,588	2,612	2,683	110,749	115,745	206	1.20	923,812
XHE	SPDR S&P Health Care Equipment ETF	0.16	0.37	0.15	2,271	111,287	3,883	2,383	2,540	104,232	107,798	114	0.90	3,146
XTL	SPDR S&P Telecom ETF	0.16	0.29	0.17	4,127	243,091	9,420	5,247	5,436	293,570	304,253	321	0.90	9,394
XAR	SPDR S&P Aerospace & Defense ETF	0.08	0.15	0.09	12,690	733,960	10,660	796	747	43,844	39,942	153	0.70	14,334
XHS	SPDR S&P Health Care Services ETF	0.06	0.11	0.09	18,244	1,074,949	59,358	6,236	2,829	353,768	154,746	268	0.70	46,970
XSW	SPDR S&P Software & Services ETF	0.09	0.18	0.10	2,990	161,220	3,068	2,436	2,248	119,461	107,702	109	0.70	4,041
XTN	SPDR S&P Transportation ETF	0.05	0.12	0.06	33,367	1,526,440	46,135	2,469	1,591	109,080	71,595	242	0.90	377,000
MTK	SPDR Morgan Stanley Technology ETF	0.10	0.19	0.10	19,271	1,068,165	29,685	5,615	5,169	292,373	267,909	266	0.80	2,672

Source: ArcaVision. Data is as of May 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 5/13/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.04	253,402	24,084,557	270,986	2,191	2,281	206,743	213,159	166	0.90	226,847
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.08	0.04	187,700	9,385,055	184,151	1,209	1,236	59,314	59,884	190	0.80	411,061
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.02	545,689	24,012,841	601,407	4,228	2,245	177,618	92,921	212	0.60	1,117,510
Global Equities														
DGT	SPDR Global Dow ETF	0.25	0.39	0.28	6,323	431,460	7,659	695	722	44,953	46,302	124	0.80	12,410
GII	SPDR S&P Global Infrastructure ETF	0.27	0.60	0.29	6,772	327,665	4,869	1,555	1,324	70,877	59,156	235	0.50	1,467
GNR	SPDR S&P Global Natural Resources ETF	0.06	0.17	0.07	148,259	5,509,490	152,782	2,787	2,072	102,589	74,509	217	1.00	44,915
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.05	0.02	168,039	5,252,390	182,138	14,272	6,408	440,291	196,597	360	0.70	113,027
ACIM	SPDR MSCI ACWI IMI ETF	0.36	0.58	0.60	3,632	238,091	4,317	569	592	35,494	36,420	63	0.60	4,651
GWL	SPDR S&P World ex-US ETF	0.04	0.15	0.04	114,458	2,996,228	147,784	2,938	2,932	75,213	74,473	465	0.60	462
MDD	SPDR S&P International Mid Cap ETF	0.40	1.35	0.39	4,646	149,481	4,317	527	574	15,452	16,652	109	1.00	3,315
GWX	SPDR S&P International Small Cap ETF	0.05	0.18	0.06	147,093	4,544,829	123,940	1,004	869	29,427	24,949	266	0.60	240,391
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.05	0.06	0.05	260	22,103	954	1,001	1,274	71,331	89,664	61	0.70	1,890
International Developed Equities — Region/Country														
JSC	SPDR Russell/Nomura Small Cap Japan ETF	0.21	0.39	0.21	880	50,283	2,184	698	654	37,727	35,035	98	0.90	676
JPP	SPDR Russell/Nomura PRIME Japan ETF	0.34	0.77	0.30	5,040	237,936	5,783	842	752	37,444	33,223	208	0.80	816
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	3,039,508	102,152,289	3,002,682	58,420	49,449	1,940,712	1,641,707	379	0.90	2,085,613
FEU	SPDR STOXX Europe 50 ETF	0.04	0.12	0.04	80,325	2,519,505	90,833	1,450	1,491	44,428	45,371	249	0.80	3,588
SMEZ	SPDR EURO STOXX Small Cap ETF	0.18	0.37	0.21	3,599	189,527	4,891	289	287	13,759	13,509	180	0.70	57
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.18	0.52	0.15	5,172	173,642	2,823	1,242	1,038	41,532	34,399	47	1.40	1,354
HREX	SPDR MSCI International Real Estate Currency Hedged ETF	0.17	0.42	0.17	503	26,485	354	368	406	14,981	16,569	101	0.50	500
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.12	0.29	0.10	124	3,393	3,322	329	730	12,996	28,952	64	1.40	—
Emerging Market Equities														
EMBB	SPDR MSCI EM Beyond BRIC ETF	0.90	1.86	0.90	27	1,316	138	238	186	11,492	9,132	0	0.00	2,366
EMFT	SPDR MSCI EM 50 ETF	1.00	2.60	0.77	455	21,408	275	872	1,097	33,572	42,531	66	2.30	7
GMM	SPDR S&P Emerging Markets ETF	0.20	0.37	0.20	54,746	2,945,306	44,329	670	783	35,651	41,851	199	0.80	361,599

Source: ArcaVision. Data is as of May 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 5/13/2016
Emerging Market Equities (cont'd)														
GML	SPDR S&P Emerging Latin America ETF	0.37	0.88	0.48	4,903	218,166	8,100	570	445	23,872	18,374	142	1.40	14,033
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.34	0.65	0.37	1,338	79,484	1,228	366	391	19,427	21,243	81	1.20	501
GUR	SPDR S&P Emerging Europe ETF	0.22	0.88	0.18	70,873	1,804,548	52,474	721	686	18,155	17,774	164	1.10	40,128
GMF	SPDR S&P Emerging Asia Pacific ETF	0.19	0.26	0.18	40,310	2,915,932	45,111	1,026	1,013	72,764	72,419	87	0.80	44,286
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.08	0.21	0.08	62,182	2,438,426	71,145	915	779	34,633	29,851	213	0.70	117,074
BIK	SPDR S&P BRIC 40 ETF	0.04	0.20	0.03	6,872	146,915	9,371	1,729	1,229	31,537	22,786	307	1.00	148
GXC	SPDR S&P China ETF	0.10	0.15	0.10	73,331	4,986,944	67,246	789	802	52,831	54,384	155	1.10	76,930
RBL	SPDR S&P Russia ETF	0.10	0.63	0.09	4,733	85,741	5,540	972	1,028	15,805	16,304	288	1.30	3,960
XINA	SPDR MSCI China A Shares IMI ETF	0.14	0.69	0.14	952	25,688	444	440	417	9,024	8,653	279	1.60	—
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.60	1.67	0.49	1,148	44,590	2,093	249	497	8,874	17,882	43	0.70	2,527
IPS	SPDR S&P International Consumer Staples Sector ETF	0.48	1.12	0.61	3,729	172,947	6,026	716	951	30,931	40,532	149	1.00	1,529
IPW	SPDR S&P International Energy Sector ETF	0.09	0.53	0.10	61,298	1,031,491	37,158	801	823	13,361	13,769	328	1.30	100,756
IPF	SPDR S&P International Financial Sector ETF	0.40	2.18	0.50	1,428	27,227	2,342	2,081	1,798	38,166	33,461	39	1.60	5,425
IRY	SPDR S&P International Health Care Sector ETF	0.14	0.29	0.14	5,139	268,261	5,716	876	802	41,811	37,967	138	0.60	1,629
IPN	SPDR S&P International Industrial Sector ETF	0.07	0.24	0.09	2,863	88,967	6,536	1,029	1,200	29,687	34,236	88	0.50	7,447
IRV	SPDR S&P International Materials Sector ETF	0.08	0.43	0.08	249	5,934	668	1,433	1,570	26,052	27,192	21	1.20	1,503
IPK	SPDR S&P International Technology Sector ETF	0.27	0.87	0.28	551	18,365	1,097	931	774	28,787	23,452	17	1.00	4
IST	SPDR S&P International Telecommunications Sector ETF	0.08	0.32	0.08	3,868	109,013	6,815	743	592	19,080	15,043	175	0.70	—
IPU	SPDR S&P International Utilities Sector ETF	0.06	0.37	0.07	6,595	116,869	58,490	1,220	966	20,093	15,611	342	0.60	21,890
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.04	0.17	0.05	40,813	1,079,812	103,424	793	1,329	20,206	34,381	213	0.90	82,704
DWX	SPDR S&P International Dividend ETF	0.04	0.10	0.04	108,773	3,955,972	117,336	1,398	1,253	49,419	43,893	165	0.80	291,132
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	998,603	82,298,071	853,243	2,700	3,054	218,322	243,709	206	0.50	522,616
WDIV	SPDR S&P Global Dividend ETF	0.09	0.14	0.09	6,555	421,399	9,222	656	604	39,708	36,083	194	0.60	6,895
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.19	0.11	15,038	522,750	14,445	15,520	11,352	499,123	364,740	205	0.60	15,466

Source: ArcaVision. Data is as of May 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 5/13/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia Quality Mix ETF	0.05	0.10	0.04	1,338	75,161	850	991	997	46,656	46,600	120	0.70	32
QCAN	SPDR MSCI Canada Quality Mix ETF	0.05	0.11	0.06	1,937	112,204	2,041	952	935	48,438	46,722	148	0.90	1,232
QDEU	SPDR MSCI Germany Quality Mix ETF	0.06	0.12	0.06	5,720	297,024	2,284	986	975	50,138	49,462	198	0.90	55
QJPN	SPDR MSCI Japan Quality Mix ETF	0.27	0.43	0.28	2,302	155,867	1,412	583	599	37,254	37,971	86	0.90	221
QESP	SPDR MSCI Spain Quality Mix ETF	0.05	0.12	0.04	595	28,510	480	1,081	1,021	45,370	43,566	156	1.20	1,457
QGBR	SPDR MSCI United Kingdom Quality Mix ETF	0.07	0.15	0.07	101	6,511	426	1,012	911	50,003	45,295	62	1.80	910
QEFA	SPDR MSCI EAFE Quality Mix ETF	0.35	0.64	0.36	390	28,384	871	1,401	1,474	76,579	79,257	26	0.60	711
QMEX	SPDR MSCI Mexico Quality Mix ETF	0.06	0.27	0.08	210	5,894	7,534	661	650	15,183	15,269	1	1.60	61
QKOR	SPDR MSCI Korea Quality Mix ETF	0.10	0.40	0.09	752	23,480	5,675	597	575	15,128	14,916	106	1.40	147
QTWN	SPDR MSCI Taiwan Quality Mix ETF	0.18	0.36	0.20	31	1,480	6,076	593	562	28,828	28,337	0	0.00	100
QWLD	SPDR MSCI World Quality Mix ETF	0.43	0.69	0.42	601	46,101	546	476	438	29,269	27,077	5	0.70	5,907
QEMM	SPDR MSCI Emerging Markets Quality Mix ETF	0.26	0.55	0.37	31,739	1,514,648	20,327	1,514	1,551	71,431	74,619	70	0.70	6,286
QUS	SPDR MSCI USA Quality Mix ETF	0.06	0.10	0.06	467	35,972	273	1,946	1,792	117,752	108,398	194	0.50	272
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.04	0.09	0.04	267	14,282	1,181	2,351	2,515	107,723	116,394	80	1.00	321
VLU	SPDR S&P 1500 Value Tilt ETF	0.54	0.69	0.52	174	13,477	174	4,815	5,300	379,615	412,817	33	0.80	6,401
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.86	0.97	0.54	371	40,482	1,097	1,731	2,144	153,332	187,300	5	0.80	461
LGLV	SPDR Russell 1000 Low Volatility ETF	0.77	0.98	0.65	23,744	1,916,648	11,371	742	885	58,240	68,950	402	0.80	18,406
SMLV	SPDR Russell 2000 Low Volatility ETF	0.25	0.33	0.27	6,124	506,834	8,699	2,562	2,707	195,788	204,568	143	0.60	4,622
ONEY	SPDR Russell 1000 Yield Focus ETF	0.23	0.37	0.12	74	6,649	96	4,204	4,539	261,489	277,378	11	1.00	916
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.18	0.31	0.69	107	8,948	104	3,962	3,120	240,375	187,668	34	1.80	100
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.13	0.21	0.17	838	16,802	7,025	1,722	1,990	107,470	124,315	60	0.50	2,644
Advanced Beta — Fixed Income														
CBND	SPDR Barclays Issuer Scored Corporate Bond ETF	0.13	0.41	0.12	23,704	769,782	11,006	389	569	12,456	18,157	238	0.20	17,770
Fixed Income — US Government														
BIL	SPDR Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	1,093,064	50,940,559	1,390,463	2,976,598	3,565,270	136,030,529	162,897,186	840	0.00	309,298
ITE	SPDR Barclays Intermediate Term Treasury ETF	0.06	0.09	0.04	82,801	5,097,978	162,506	9,737	11,988	593,568	728,870	406	0.10	6,977
TLO	SPDR Barclays Long Term Treasury ETF	0.09	0.12	0.10	151,127	11,494,012	165,832	8,029	10,686	603,781	801,129	318	0.50	20,310
IPE	SPDR Barclays TIPS ETF	0.05	0.10	0.05	38,497	2,279,508	34,012	14,384	15,914	822,765	905,347	628	0.30	10,331

Source: ArcaVision. Data is as of May 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 5/13/2016
Fixed Income — US Government (cont'd)														
SST	SPDR Barclays Short Term Treasury ETF	0.06	0.19	0.03	24,535	785,990	43,268	2,311	2,621	70,347	79,652	262	0.10	6,710
SIPE	SPDR Barclays 0–5 Year TIPS ETF	0.14	0.70	0.14	815	17,573	830	2,861	5,172	56,276	101,526	87	0.40	13,630
TIPX	SPDR Barclays 1–10 Year TIPS ETF	0.07	0.34	0.06	2,835	61,448	4,688	1,082	2,019	21,240	39,492	271	0.20	35,738
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	643,575	19,947,519	926,848	13,732	11,835	420,748	361,796	332	0.10	175,788
ITR	SPDR Barclays Intermediate Term Corporate Bond ETF	0.02	0.05	0.02	506,682	17,599,732	370,793	4,837	9,515	166,296	325,128	244	0.10	417,708
LWC	SPDR Barclays Long Term Corporate Bond ET	0.16	0.40	0.14	31,130	1,301,998	27,384	586	1,503	23,721	60,060	141	0.40	19,997
FLRN	SPDR Barclays Investment Grade Floating Rate ETF	0.06	0.18	0.04	59,684	1,847,840	114,060	521	1,789	15,922	54,475	212	0.10	32,536
Fixed Income — High Yield														
JNK	SPDR Barclays High Yield Bond ETF	0.01	0.03	0.01	9,594,866	338,802,222	11,341,840	73,130	65,420	2,554,431	2,253,065	452	0.30	19,677,193
SJNK	SPDR Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,205,670	32,440,310	1,244,713	10,411	9,020	276,724	235,332	298	0.10	2,643,276
IJNK	SPDR Barclays International High Yield Bond ETF	0.10	0.45	0.09	2,108	56,153	1,232	3,728	2,351	84,924	52,733	170	0.30	2,489
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.31	1.22	0.25	3,375	92,206	8,159	1,603	1,406	40,780	35,361	121	0.60	4,801
Fixed Income — US Mortgage														
MBG	SPDR Barclays Mortgage Backed Bond ETF	0.05	0.20	0.05	29,256	844,875	24,475	2,192	1,476	59,425	39,970	177	0.10	6,818
Fixed Income — US Aggregate														
BNDS	SPDR Barclays Aggregate Bond ETF	0.06	0.10	0.05	67,427	4,010,083	114,181	1,354	2,481	79,385	144,841	296	0.10	89,894
Fixed Income — Hybrids														
CWB	SPDR Barclays Convertible Securities ETF	0.02	0.06	0.02	623,233	27,951,499	632,828	3,798	2,817	164,112	120,483	212	0.40	1,253,470
PSK	SPDR Wells Fargo Preferred Stock ETF	0.07	0.14	0.05	89,816	4,168,208	85,362	1,740	2,493	79,622	112,709	243	0.20	50,647
Fixed Income — Municipal														
SHM	SPDR Nuveen Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	249,409	12,479,099	424,048	8,676	8,985	424,517	371,530	332	0.00	164,363
TFI	SPDR Nuveen Barclays Municipal Bond ETF	0.02	0.04	0.02	207,462	10,479,803	289,659	5,236	3,802	260,858	161,889	257	0.10	91,894
CXA	SPDR Nuveen Barclays California Municipal Bond ETF	0.07	0.28	0.07	35,768	921,517	30,250	947	1,456	23,628	36,036	238	0.20	14,421
INY	SPDR Nuveen Barclays New York Municipal Bond ETF	0.12	0.48	0.12	4,761	126,748	4,296	2,258	2,754	54,711	66,234	269	0.30	15,605

Source: ArcaVision. Data is as of May 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 5/13/2016
Fixed Income — Municipal (Cont'd)														
BABS	SPDR Nuveen Barclays Build America Bond ETF	0.62	0.98	0.70	4,368	324,309	3,995	684	696	43,598	43,758	122	0.50	8,009
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.05	0.08	0.07	52,353	3,130,036	92,113	928	1,177	54,186	67,889	192	0.10	46,741
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.13	0.25	0.13	102,794	5,573,079	89,393	1,402	2,094	75,217	112,427	244	0.40	157,585
BWZ	SPDR Barclays Short Term International Treasury Bond ETF	0.06	0.18	0.08	175,168	5,537,478	242,301	9,466	22,607	297,706	698,782	429	0.30	1,200,166
BWX	SPDR Barclays International Treasury Bond ETF	0.05	0.08	0.05	457,816	25,738,265	418,424	1,643	4,378	91,647	243,023	198	0.30	122,929
IBND	SPDR Barclays International Corporate Bond ETF	0.08	0.25	0.09	57,799	2,006,206	48,661	1,042	1,240	34,376	40,548	195	0.30	9,611
EMCD	SPDR BofA Merrill Lynch Emerging Markets Corporate Bond ETF	0.64	2.26	0.50	2,504	74,217	2,782	1,098	2,435	31,161	68,058	73	0.90	7,408
EBND	SPDR Barclays Emerging Markets Local Bond ETF	0.10	0.36	0.10	262,180	7,141,262	93,588	10,393	9,962	281,754	269,671	623	0.40	1,750,335
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	9,575,655	1,159,614,597	10,683,537	6,885	6,061	828,679	724,290	194	0.60	11,385,489
NANR	SPDR S&P North American Natural Resources ETF	0.04	0.14	0.05	65,537	2,213,420	100,547	2,949	3,199	98,349	97,633	217	1.50	6,106
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.05	0.22	0.05	9,419	237,733	13,085	18,561	16,623	440,453	386,485	138	0.40	23,930
INKM	SPDR SSGA Income Allocation ETF	0.05	0.16	0.05	4,289	139,032	6,787	5,655	7,982	172,986	241,775	180	0.30	3,561
GAL	SPDR SSGA Global Allocation ETF	0.07	0.20	0.06	26,356	899,636	27,371	19,570	16,227	647,571	533,868	473	0.30	34,292
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.24	0.43	0.26	1,904	115,062	1,091	1,337	1,375	76,637	79,090	37	0.50	5,699
SYG	SPDR MFS Systematic Growth Equity ETF	0.22	0.37	0.24	2,715	174,181	2,357	1,223	1,351	72,989	80,952	69	0.50	5,978
SYV	SPDR MFS Systematic Value Equity ETF	0.31	0.59	0.28	433	26,149	517	1,779	1,891	92,170	97,500	34	0.70	1,075
RORO	SPDR SSGA Risk Aware ETF	0.21	0.55	0.21	38	1,190	61	508	506	20,173	19,785	10	7.40	271

Source: ArcaVision. Data is as of May 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Consolidated Consolidated Avg. Avg. Avg. Quote Short

Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest

Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. Quote vs. 3 mo. Trade Volatility as of

Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) 3 mo. trailing Size ($) trailing Size (%) 5/13/2016

Active — Fixed Income

TOTL SPDR DoubleLine Total Return Tactical ETF 0.02 0.04 0.02 437,816 21,905,036 387,320 3,884 4,045 191,908 199,257 317 0.10 247,653

SRLN SPDR Blackstone / GSO Senior Loan ETF 0.05 0.10 0.04 78,660 3,809,227 113,323 1,942 3,926 90,847 182,245 215 0.10 34,638

ULST SPDR SSGA Ultra Short Term Bond ETF 0.10 0.25 0.06 15,824 646,075 76,543 2,261 802 90,689 31,968 238 0.10 1,154

Source: ArcaVision. Data is as of May 31, 2016. Past performance is not a guarantee of future results.

ssga.com | spdrs.com

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does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold Before investing, consider the funds’ investment objectives, risks, charges and expenses. To

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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.